EXHIBIT 10.36(c)
FORM OF RESTAURANT BRANDS INTERNATIONAL INC.
AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN

PERFORMANCE AWARD AGREEMENT
(as amended and restated effective as of December 31, 2020)

You were granted a Performance Award (the “Award”) pursuant to the terms and conditions of a Performance Award Agreement (the “Original Award Agreement”) and Sections 8 and 10 of the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), which is incorporated herein by reference.
We have mutually agreed that effective as of the Restatement Date specified below, the Original Award Agreement is hereby amended and restated in its entirety (and shall be referred to as the “Amended Award Agreement”) to read as follows, so as to provide for modification of the performance criteria from those provided in the Original Award Agreement. Unless defined in this Amended Award Agreement, capitalized terms will have the same meanings ascribed to them in the Plan.
Performance Award:        Restricted Stock Units (the “Performance Units”) with respect to [ ] Shares if the Performance Target level of each Performance Measure for the Performance Period is achieved, 50% of that number of Shares if the Threshold Performance level of each Performance Measure is achieved,
Grant Date:        February 21, 2020/February 22, 2019
Restatement Date:        December 31, 2020

By accepting this Amended Award of Performance Units and agreeing to this Amended Award Agreement, you and the Company agree that this Award of Performance Units is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached Exhibit A which supersede the provisions of the Original Award Agreement, and the additional terms and conditions for employees outside the U.S. set forth in Exhibits B and C. Exhibits A, B, and C still constitute part of this Amended Award Agreement.

PARTICIPANT	RESTAURANT BRANDS INTERNATIONAL INC.
____________________________	By: ______________________________
Name:	Name: Jill Granat Title: General Counsel

EXHIBIT A

TERMS AND CONDITIONS OF THE
PERFORMANCE AWARD

Definitions
For purposes of this Amended Award Agreement, the following terms shall have the following meanings:
“Adjusted EBITDA” means earnings (net income or loss) before interest expense, net, (gain) loss on early extinguishment of debt, income tax (benefit) expense, and depreciation and amortization (“EBITDA”) excluding the impact of share-based compensation and non-cash incentive compensation expense, (income) loss from equity method investments, net of cash distributions received from equity method investments, other operating (income) expenses, net, and all other specifically identified costs associated with non-recurring projects and non-operating activities.
“Cause” means (i) a material breach by you of any of your obligations under any written employment agreement with the Company or any of its Affiliates, (ii) a material violation by you of any of the policies, procedures, rules and regulations of the Company or any of its Affiliates applicable to employees or other service providers generally or to employees or other service providers at your grade level; (iii) the failure by you to reasonably and substantially perform your duties to the Company or its Affiliates (other than as a result of physical or mental illness or injury); (iv) your willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) your fraud or misappropriation of funds; or (vi) the commission by you of a felony or other serious crime involving moral turpitude; provided that if you are a party to an employment agreement at the time of termination of your Service and such employment agreement contains a different definition of “cause” (or any derivation thereof), the definition in such employment agreement will control for purposes of this Amended Award Agreement.
If you are terminated Without Cause and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, subject to anything to the contrary that may be contained in your employment agreement at the time of termination of your Service, your Service will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.
“Comparable Sales” means the percentage change in restaurant sales in one calendar year from the prior calendar year for restaurants that have been open for 13 months or longer for TH and BK and 17 months or longer for PLK, measured on a constant currency basis. Additionally, if a restaurant is closed for a significant portion of a month, the restaurant is excluded from the monthly comparable sales calculation.
“Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the company covering you or (ii) in the absence of any such policy, a physical or mental condition rendering you unable to perform your duties for the Company or any Affiliate for a period of six (6) consecutive months or longer; provided that if you are a party to an employment agreement at the time of termination of your Service and such employment agreement contains a different definition of “disability” (or any derivation thereof), the definition in such employment agreement will control for purposes of this Amended Award Agreement.
“Earned Performance Units” has the meaning set forth in the Section below entitled “Determination of Number of Earned Performance Units”.
“NRG” means the net increase in restaurant count (openings, net of permanent closures) over a twelve-month period.
“Organic Adjusted EBITDA” means Adjusted EBITDA, excluding the impact of foreign currency exchange rates and excluding the impact of acquisitions and divestitures.
“Percentage Earned” has the meaning set forth on Schedule 1 hereto.
“Performance Measure” has the meaning set forth on Schedule 1 hereto.
“Performance Period” means the period beginning on January 1, 2021 and ending on December 31, 2021.
“Performance Target” means the Performance Measures at “Target” as stated on Schedule 1.
“Performance Units” means the restricted stock units granted pursuant to this Award.
“Retirement” means a termination of Service by you on or after the later of (i) your 55th birthday and (ii) your completion of five years of Service with the Company and/or one of its Affiliates.
“Target Units” means the number of Performance Units with respect to the number of Shares reflected in this Agreement that you could receive if each of the applicable Performance Target levels is achieved for the Performance Period. The number of Target Units is set forth on the cover page of this Amended Award Agreement.
“Vesting Date” means February 21, 2025/February 22, 2024 or such earlier vesting date as may be provided in this Amended Award Agreement.

“Without Cause” means a termination of your Service by your employer (the “Employer”) other than any such termination by your Employer for Cause or due to your death or disability; provided that if you are a party to an employment agreement at the time of termination of your Service and such employment agreement contains a different definition of “without cause” (or any derivation thereof), the definition in such employment agreement will control for purposes of this Amended Award Agreement.

Vesting.
The Earned Performance Units will vest on the Vesting Date and will settle in accordance with the section below entitled, “Settlement of Earned Performance Units”, subject to the Percentage Earned being not less than 50% and subject to your continued Service through the Vesting Date and to the Sections below entitled “Determination of Number of Earned Performance Units” and “Termination” below.
No Payment for Shares.
    No payment is required for Performance Units or Shares that you receive under this Award.
Nature of Award.

    This Award represents the opportunity to receive the number of Shares equal to the Earned Performance Units earned as provided for below under “Determination of Number of Earned Performance Units,” subject to the section above entitled “Vesting” and to the sections below entitled “Settlement of Performance Units” and “Termination”.

Determination of Number of Earned Performance Units.

    The number of Performance Units earned at the end of the Performance Period (the “Earned Performance Units”), if any, will be based on the Percentage Earned, as set forth on Schedule 1.

Settlement of Earned Performance Units.
    The Company shall deliver to you that number of Shares equal to the aggregate number of Earned Performance Units for the Performance Period, if any, as determined in accordance with the section entitled “Determination of Number of Earned Performance Units” above, on or as soon as practicable (but no later than 60 days) after the Vesting Date, subject to the section entitled “Termination” below. You will have no rights of a shareholder with respect to the Shares until such Shares have been delivered to you.
Adjustment for Certain Events.
    If and to the extent that it would not cause a violation of Section 409A of the Code or other applicable law, if any Corporate Event described in Section 5(d)(ii) of the

Plan shall occur, the Committee shall make an adjustment as described in such Section 5(d)(ii) in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights provided under this Award.
Termination.
Upon termination of your Service (other than as set forth below) prior to the Vesting Date, you will forfeit all of your Performance Units (including your Earned Performance Units) without any consideration due to you. For the purposes of the Plan and this Amended Award Agreement, your Service will not be deemed to be terminated in the event that you transfer employment from the Company to any Affiliate or from an Affiliate to the Company or another Affiliate, as the case may be.
If your Service terminates on or after February 21, 2023/February 22, 2022 Without Cause or by reason of your Retirement, you shall be vested in the number of Earned Performance Units, as determined in accordance with the section entitled “Number of Earned Performance Units” above, as if the Earned Performance Units subject to this Award vested 50% on February 21, 2023/February 22, 2022 and 100% on February 21, 2025/February 22, 2024, and you shall be entitled to receive a number of Shares equal to the number of vested Earned Performance Units in accordance with the section entitled “Settlement of Performance Units”. For example, if the number of Earned Performance Units (expressed as a percentage of Target Units) is 100%, and your Service terminates Without Cause or by reason of your Retirement on March 31, 2023/March 31, 2022, you would be entitled to receive 50% of the Target Units in settlement of your Earned Performance Units. For the avoidance of doubt, if your Service terminates prior to February 21, 2023/February 22, 2022 Without Cause or by reason of your Retirement, you will forfeit all of your Performance Units (including your Earned Performance Units) without any consideration due for you.
If your Service terminates prior to the Vesting Date by reason of Disability, you shall be vested in the number of Earned Performance Units, as determined in accordance with the section entitled “Determination of Number of Earned Performance”, above, as if the Earned Performance Units subject to this Award vested 20% on each of February 21, 2021/ February 22, 2020, February 21, 2022/ February 22, 2021, February 21, 2023/ February 22, 2022, February 21, 2024/ February 22, 2023, and February 21, 2025 February 22, 2024, respectively, and you shall be entitled to receive a number of Shares equal to the number of vested Earned Performance Units in accordance with the section entitled “Settlement of Earned Performance Units”. Notwithstanding the foregoing, if your Service terminates on or before the last day of the Performance Period by reason of your Disability, then for purposes of determining the number of Shares to be delivered to you by reason of your Disability, your Earned Performance Units shall be equal to the Target Units, multiplied by the applicable vesting percentage in the preceding sentence.
If your Service terminates prior to the Vesting Date by reason of your death, your Beneficiary shall be vested in the number of Earned Performance Units, as determined in accordance with the section entitled “Determination of Number of Earned Performance Units”, as if the Earned Performance Units subject to this Award vested 20% on February 21, 2021/ February 22, 2020, 40% on February 21, 2022/ February 22, 2021 and 100% on February 21, 2023/ February 22, 2022. In such event, your Beneficiary shall be entitled to receive a number of Shares equal to the number of Earned Performance Units vested on the date of your death in accordance with the section entitled “Settlement of Performance Units”. Notwithstanding the foregoing, if your Service terminates on or before the last day of the Performance Period by reason of your death, then for purposes of determining the number of Shares to be delivered to your Beneficiary by reason of your death, your Earned Performance Units shall be equal to the Target Units, multiplied by the applicable vesting percentage in the preceding sentence.
In all other circumstances, your Service terminates on the day you receive written notice of termination or provide notice of resignation. For greater clarity, the date of termination of your Service will not be extended by any period of notice of termination of employment, payment in lieu of notice or severance mandated under local law, whether statutory, contractual or at common law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law) regardless of the reason for such termination and whether or not later found to be invalid or in breach of laws in the jurisdiction where you are rendering Service or the terms of your Employment Agreement, if any. The Committee shall have the exclusive discretion to determine the date of termination of your Service for purposes of this Award.
In the event that there is a conflict between the terms of this Amended Award Agreement regarding the effect of a termination of your Service on this Award and the terms of any Employment Agreement, the terms of your Employment Agreement will govern.
Subject to any terms and conditions that the Committee may impose in accordance with Section 13 of the Plan, in the event that a Change in Control occurs and, within twelve (12) months following the date of such Change in Control, your Service is terminated by the Company Without Cause, your Earned Performance Units shall vest in full upon such termination. In such event, the number of your Earned Performance Units, and thus the number of Shares that you would be entitled to receive, shall be calculated in accordance with the sections entitled “Determination of Number of Earned Performance Units”, and “Settlement of Earned Performance Units”; provided, however, that if the Change in Control occurs prior to the expiration of the Performance Period, then for purposes of determining the number of Shares to be delivered to you by reason of your termination, your Earned Performance Units shall be equal to the Target Units. In the event that there is a conflict between the terms of this Amended Award Agreement regarding the effect of a Change in Control on this Award and the terms of any Employment Agreement, the terms of this Amended Award Agreement will govern.
In the event that any Earned Performance Units (or any Performance Units that are deemed to be Earned Performance Units) become vested pursuant to the foregoing provisions upon termination of your Service by reason of your death, Disability, termination Without Cause or by reason of your Retirement, settlement of such Earned Performance Units or deemed Earned Performance Units shall be made on or as soon as practicable (but no later than 60 days) after the date of such termination of your Service; provided, however, that in the event of any such termination for a reason of  your death, settlement shall be no later than 2 1/2 months after the last day of the year in which your death occurs. Notwithstanding the foregoing, if your Performance Units constitute “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that is subject to the requirements of Section 409A of the Code, and you are a “specified employee’ (as defined under Section 409A of the Code), then if and to the extent required to comply with Section 409A of the Code, settlement shall be delayed for the first 6 months following your separation from service (within the meaning of Section 409A), or if earlier the date of your death, and instead shall be made upon expiration of such delay period.
Taxes.
Regardless of any action the Company or your Employer takes with respect to any or all income tax, social security or insurance, government sponsored pension plan, unemployment insurance, fringe benefits tax, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or settlement of Performance Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or Dividend Equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of this Award to reduce or eliminate your liability for Tax-Related Items.
If you are a U.S. taxpayer and you are or become eligible for Retirement prior to date on which your Award is settled, the value of your Award will be subject to FICA and Medicare taxes in the U.S. upon the earlier of (1) the last day of the Performance Period for which you have Earned Performance Units or (2) the date on which you first become eligible for Retirement, rather than when the Units are settled. The Company may elect, however, pursuant to a rule of administrative convenience, to delay the date on which the FICA and Medicare taxes for Participants eligible for Retirement are determined and withheld until any later date that is within the same calendar year.
Prior to the relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation payable to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, the Company may in its sole and absolute discretion (1) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items (on your behalf pursuant to this authorization without further consent), and/or (2) withhold the amount of Shares necessary to satisfy the Tax-Related Items;.
The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Unit, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.
Dividend Equivalents.
During the Performance Period, you shall be credited with additional Performance Units (based on the Target Units) with respect to the number of Shares having a Fair Market Value as of the applicable dividend payment date equal to the value of any dividends or other distributions that would have been distributed to you if each of the Shares to be delivered to you upon settlement of the Performance Units instead was an issued and outstanding Share owned by you (“Dividend Equivalents”). After the expiration of the Performance Period, the Target Units and the relevant accrued number of Dividend Equivalents shall be collectively adjusted based on the Percentage Earned and rounded to six decimal places. Thereafter, for the remainder of the term of this Amended Award Agreement, you shall be credited with Dividend Equivalents based on the number of Earned Performance Units. The additional Performance Units credited to you as Dividend Equivalents shall be subject to the same terms and conditions under this Amended Award Agreement as the Performance Units to which they relate, and shall vest and be earned and settled (rounded down to the nearest whole number) in the same manner and at the same times as Performance Units to which they relate. Each Dividend Equivalent shall be treated as a separate payment for purposes of Section 409A of the Code.
No Guarantee of Continued Service.
You acknowledge and agree that the vesting of this Award on the Vesting Date is earned only by performing continuing Service (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Amended Award Agreement, the transactions contemplated hereunder and the Vesting Date shall not be construed as giving you the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in any other agreement binding you, the Company or the applicable Affiliate. The receipt of this Award is not intended to confer any rights on you except as set forth in this Amended Award Agreement.
Termination for Cause; Restrictive Covenants.
In consideration for the grant of this Award and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:
Upon (i) a termination of your Service for Cause, (ii) a retroactive termination of your Service for Cause as permitted herein or under your employment agreement, or (iii) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in your employment agreement, or any separation or termination or similar agreement you may enter into with the Company or one of its Affiliates in connection with termination of your Service, any Award you hold shall be immediately forfeited and the Company may require that you repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and you shall promptly repay to the Company, the Fair Market Value (in cash or in Shares) of any Shares received upon the settlement of Performance Units during the period beginning on the date that is one year before the date of your termination and ending on the first anniversary of the date of your termination. The Fair Market Value of any such Shares shall be determined as of the date on which the Performance Units were settled.
Company’s Right of Offset.
If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law and not causing a violation of Section 409A of the Code, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.
Acknowledgment of Nature of Award.
In accepting the grant of this Award, you acknowledge that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b)    the grant of this Award is voluntary, occasional and discretionary and does not create any contractual or other right to receive future awards of Performance Units, or benefits in lieu of Performance Units even if Performance Units have been awarded in the past, whether or not repeatedly;
(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan is voluntary;
(e)    this Award and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(f)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(g)    if you receive Shares, the value of such Shares acquired upon settlement may increase or decrease in value; and
(h)    no claim or entitlement to compensation or damages arises from termination of this Award, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Performance Units or Shares received upon settlement of Performance Units resulting from termination of your Service and you irrevocably release the Company, the Employer and their respective Affiliates from any such claim that may arise.
Securities Laws.
    By accepting this Award, you acknowledge that Canadian or other applicable securities laws, including, without limitation, U.S. securities laws, and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with this Award. You agree to comply with all Canadian and any other applicable securities law requirements, including, without limitation, any U.S. securities law requirements, and Company policies, as such laws and policies are amended from time to time.
Data Privacy Notice and Consent.
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Amended Award Agreement by and among, as applicable, the Employer, the Company and its other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, the Employer and/or other Affiliates may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance or social security number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that Data will be transferred to Solium Capital or such other third party assisting in the implementation, administration and management of the Plan, that these recipients may be located in Canada, the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that, if you reside in the European Economic Area, you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that, if you reside in the European Economic Area, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or Service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Performance Units or other awards or administer or maintain such awards. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Upon request of the Company or the Employer, you agree to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

Limits on Transferability; Beneficiaries.
This Award shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death, except that this Award may be Transferred to one or more Beneficiaries or other Transferees during your lifetime with the consent of the Committee. A Beneficiary, Transferee, or other person claiming any rights under this Amended Award Agreement shall be subject to all terms and conditions of the Plan and this Amended Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of this Award shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with all the terms and conditions applicable to this Award and any Shares received upon settlement of Performance Units that are or would have been applicable to you.
Section 409A Compliance.
Neither the Plan, nor this Amended Award Agreement is intended to provide for a deferral of compensation that would subject the Performance Units to taxation prior to the issuance of Shares as a result of Section 409A of the Code. Notwithstanding anything to the contrary in the Plan, or this Amended Award Agreement, the Company reserves the right to revise this Amended Award Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this Award.
Notwithstanding the foregoing, the Company does not make any representation to you that the Performance Units awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless you or any Beneficiary for any tax, additional tax, interest or penalties that you or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.
Entire Agreement; Governing Law; Jurisdiction; Waiver of Jury Trial.
    The Plan, this Amended Award Agreement and, to the extent applicable, your employment agreement or any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company and you with respect to the subject matter hereof. This Amended Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan. This Amended Award Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to its principles of conflict of laws.
ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AWARD OR THE AWARD AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE PROVINCE OF ONTARIO, AND YOU IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.
TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU HEREBY WAIVE, AND COVENANT THAT YOU WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AWARD AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.
    By signing this Amended Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you understand the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Amended Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Amended Award Agreement.
Electronic Delivery and Acceptance.
The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Agreement Severable.
In the event that any provision in this Amended Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Amended Award Agreement.
Language.
You acknowledge that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in the English language, so as to allow you to understand the content of this Amended Award Agreement and other Plan-related materials. If you have received this Amended Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Non-U.S. Terms and Conditions.
    Notwithstanding any provision in this Amended Award Agreement, if you work and/or reside outside the U.S., this Award shall be subject to the additional terms and conditions set forth in Exhibits B and C, as applicable. Moreover, if you relocate to one of the countries or between countries included in Exhibits B or C, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibits B and C constitute part of this Amended Award Agreement.
Waiver.
You acknowledge that a waiver by the Company of breach of any provision of this Amended Award Agreement shall not operate or be construed as a waiver of any other provision of this Amended Award Agreement, or of any subsequent breach by you or any other Participant.

Schedule 1

The number of Performance Units that become Earned Units is determined based on the level of achievement during the Performance Period based on the following Performance Measures:

% of Award	Performance Measure	Threshold (50% of Target)	Target (100% of Target)	Maximum (200% of Target)

50%	Organic Adjusted EBITDA (millions)

20%	NRG

30%	Comparable Sales

*Amounts between Threshold and Target and Target and Maximum will be based on linear interpolation to determine the Percentage Earned. Organic Adjusted EBITDA shall exclude franchisor contributions to advertising funds.

The “Percentage Earned” equals the sum of: for each Performance Measure, the product of the percentage of Target earned for each Performance Measure multiplied by the percentage of Award that is applicable to such Performance Measure.

The number of Earned Units equals the Percentage Earned multiplied by the number of Performance Units (including any Dividend Equivalents); provided that (1) if the Percentage Earned is less than 50% then the number of Earned Units will be zero and (2) if the Percentage Earned is greater than 100% then the number of Earned Units will equal 100% of the Performance Units (including any Dividend Equivalents).

EXHIBIT B

RESTAURANT BRANDS INTERNATIONAL INC.
AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN

ADDITIONAL TERMS AND CONDITIONS OF THE
PERFORMANCE AWARD AGREEMENT FOR PARTICIPANTS
OUTSIDE THE U.S.

Certain capitalized terms used but not defined in this Exhibit B have the meanings set forth in the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (the "Plan") and/or the Performance Amended Award Agreement (the "Amended Award Agreement").

TERMS AND CONDITIONS

This Exhibit B includes additional terms and conditions that govern this Award granted to you under the Plan if you reside and/or work outside the U.S. and Canada and/or in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency after this Award is granted or are considered a resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

NOTIFICATIONS

This Exhibit B also includes information regarding securities, exchange controls, tax and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of January 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Exhibit B as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in this Award or sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency after this Award is granted or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you.

GENERAL TERMS AND CONDITIONS FOR PARTICIPANTS OUTSIDE THE U.S.

The following terms and conditions apply if you reside and/or work outside of the U.S. and supplement the entire Amended Award Agreement generally:

Entire Agreement.

The following provisions replace the first sentence of the Entire Agreement section of Exhibit A:

The Plan and the Amended Award Agreement, including this Exhibit B, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company and you with respect to the subject matter hereof. In no event will any aspect of this Award be determined in accordance with your employment agreement (or other Service contract).

Retirement.

Notwithstanding the favorable treatment that is potentially available upon a termination due to Retirement (as set forth in the Termination section of the Amended Award Agreement), if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that would likely result in this favorable treatment upon termination due to Retirement being deemed unlawful and/or discriminatory, then the favorable Retirement treatment will not apply at the time your Service terminates and the Award will be forfeited if your Service ends before the Vesting Date for any reason other than as set forth in the Termination section of the Amended Award Agreement.

Taxes.

The following provisions supplement the Taxes section of Exhibit A:

You acknowledge that your liability for Tax-Related Items may exceed the amount withheld by the Company and/or the Employer, if any.

If you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Limits on Transferability; Beneficiaries.

The following provision supplements the Limits on Transferability; Beneficiaries section of Exhibit A:

This Award may not be Transferred to a designated Beneficiary and may only be Transferred upon your death to your legal heirs in accordance with applicable laws of descent and distribution. In no case may this Award be Transferred to another individual during your lifetime.

Acknowledgement of Nature of Award.

The following provisions supplement the Acknowledgment of Nature of Award section of Exhibit A:

You acknowledge the following with respect to this Award:

(a)    The Award and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(b)    In no event should this Award or any Shares acquired under the Plan, and the income from and value of same, be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any other Affiliate;

(c)    Neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar or Canadian Dollar, as applicable, that may affect the value of this Award or of any amounts due to you pursuant to the settlement of this Award or the subsequent sale of any Shares acquired upon settlement;

(d)    Unless otherwise agreed with the Company, this Award and any Shares acquired upon the settlement of this Award, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Affiliate; and

(e)    Unless otherwise provided in the Plan or by the Company in its discretion, this Award and the benefits under the Plan evidenced by the Amended Award Agreement do not create any entitlement to have this Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

No Advice Regarding Award.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Insider Trading Restrictions/Market Abuse Laws.

You acknowledge that, depending on your country or the designated broker’s country, or the countr(ies) in which the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to accept, acquire, sell or attempt to sell or otherwise dispose of the Shares, rights to Shares (e.g., this Award) or rights linked to the value of Shares, during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions, including the U.S. and your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing inside information. Furthermore, you may be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
Foreign Asset/Account Reporting Requirements.

You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold the Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should speak to your personal advisor on this matter.
Imposition of Other Requirements.

The Company reserves the right to impose other requirements on your participation in the Plan, on this Award and on any Shares acquired upon settlement of this Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

SPECIAL TERMS AND CONDITIONS AND NOTIFICATIONS FOR PARTICIPANTS OUTSIDE THE U.S. AND CANADA

BRAZIL

TERMS AND CONDITIONS

Labor Law Policy and Acknowledgment.
The following provision supplements the Acknowledgment of Nature of Awards section of Exhibit A:
In accepting this Award, you acknowledge and agree that (i) you are making an investment decision, (ii) the Shares will be issued to you only if the vesting conditions are met and any necessary services are rendered by you over the vesting period, and (iii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to you.
Compliance with Law.

In accepting this Award, you agree to comply with applicable Brazilian laws, and to report and pay all Tax-Related Items associated with the vesting of this Award or the subsequent sale of Shares acquired under the Plan.

NOTIFICATIONS

Exchange Control Information.
If you are a resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than USD 100,000. Quarterly reporting is required if such amount exceeds USD 100,000,000. Assets and rights that must be reported include Shares acquired under the Plan and may include the Award.
Tax on Financial Transactions (IOF).

Payments to foreign countries and repatriation of funds into Brazil, and the conversion between BRL and USD associated with such fund transfers, may be subject to the Tax on Financial Transactions. It is your responsibility to comply with any applicable Tax on

Financial Transactions arising from participation in the Plan. You should consult with your personal tax advisor for additional details.

SINGAPORE

TERMS AND CONDITIONS

Sale of Shares.

Any sale or offer of Shares shall be made pursuant to one or more exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

NOTIFICATIONS

Securities Law Information.

The grant of this Award is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not made with a view to this Award or underlying Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Requirement.

If you are a director, associate director or shadow director of the Company’s Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Affiliate in writing when you receive an interest (e.g., this Award, Shares) in the Company or Affiliate. In addition, you must notify the Singapore Affiliate when you sell Shares (including when you sell Shares issued upon settlement of this Award). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any Affiliate. In addition, a notification of your interests in the Company or Affiliate must be made within two business days of becoming a director.

SWITZERLAND

NOTIFICATIONS

Securities Law Information.
Neither this document nor any other materials relating to the offer of this Award (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or any of its Affiliates, or (iii) has been or will be filed with, approved by or supervised by any

Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority (e.g., the Swiss Financial Market Supervisory Authority).

URUGUAY
Terms & Conditions

Data Privacy Notice and Consent.

The following provision supplements the Data Privacy Notice and Consent section of Exhibit A:

You understand that Data will be collected by the Employer and will be transferred to the Company at 130 King Street, Suite 300, Toronto, Ontario M5X 1E1 Canada and/or 5707 Blue Lagoon Drive, Miami, FL 33126 USA, and/or any financial institutions or brokers involved in the management and administration of the Plan. You further understand that any of these entities may store Data for purposes of administering your participation in the Plan.

EXHIBIT C

RESTAURANT BRANDS INTERNATIONAL INC.
AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN

ADDITIONAL TERMS AND CONDITIONS TO THE
PERFORMANCE AWARD AGREEMENT FOR PARTICIPANTS IN CANADA

Certain capitalized terms used but not defined in this Exhibit C have the meanings set forth in the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (the “Plan”) and/or the Performance Amended Award Agreement (the “Amended Award Agreement”).

TERMS AND CONDITIONS

This Exhibit C includes additional terms and conditions that govern this Award granted to you under the Plan if you reside and/or work in Canada. If you are a citizen or resident of a country other than Canada, transfer employment and/or residency after this Award is granted or are considered a resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

NOTIFICATIONS

This Exhibit C also includes information regarding securities, exchange controls, tax and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in Canada as of January 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Exhibit C as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time the Performance Units subject to this Award vest and settle or you sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in Canada may apply to your situation.

Finally, if you are a citizen or resident of a country other than Canada, transfer employment and/or residency after this Award is granted or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you.

TERMS AND CONDITIONS

Termination.

The following provision supplements the Termination section of Exhibit A:

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, your right to vest in the Award under the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period.
Taxes.

The following provisions replace the third paragraph under the Taxes section of Exhibit A:

Prior to the relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation payable to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, the Company may in its sole and absolute discretion (1) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items (on your behalf pursuant to this authorization without further consent), and/or (2) withhold the amount of Shares necessary to satisfy the Tax-Withholding Items.
The following provisions regarding language consent and data privacy will apply if you are a resident of Quebec:

Language Consent.

The parties acknowledge that it is their express wish that the Amended Award Agreement, as well as all addenda, documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent.

The following provision supplements the Data Privacy Notice and Consent section of Exhibit A:

You hereby authorize the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. You further authorize the Company, its Affiliates and the Committee to disclose and discuss the Plan with their advisors. You further authorize the Employer, the Company, and any other Affiliate to record such information and to keep such information in your employee file.

NOTIFICATIONS

Securities Law Information.

You are permitted to sell Shares acquired under the Plan through the designated broker, if any, provided the sale of the Shares acquired under the Plan takes place through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange or the Toronto Stock Exchange).

Foreign Asset/Account Reporting Information.

You must report annually on Form T1135 (Foreign Income Verification Statement) any foreign specified property you hold (including any Shares acquired under the Plan, if held outside Canada), if the total value of such foreign specified property exceeds C$100,000 at any time during the year. The unvested portion of this Award also must be reported (generally at nil cost) on Form 1135 if the C$100,000 threshold is exceeded due to other foreign specified property you hold. If Shares are acquired, the cost generally is their adjusted cost base (the “ACB”). The ACB would normally equal the Fair Market Value of the Shares at the time of acquisition, but if you own other Shares, the ACB may have to be averaged with the ACB of the other Shares. The form must be filed with your annual tax return by April 30 of the following year. You should consult with a personal advisor to ensure you comply with the applicable reporting obligation.